Exhibit 16.1

February 12, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated February 12, 2025, of Transcat, Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Freed Maxick P.C. (f/k/a Freed Maxick CPAs, P.C.)

Rochester, New York